EXHIBIT 99.1

For information contact:
Media: Robin Jones, MDSI Mobile Data Solutions Inc., 604 207 6111 or pr@mdsi.ca
Investors: Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519 729 7998 or ir@mdsi.ca

NEWS RELEASE

MDSI Names Peter W. Roberts to Its Board of Directors

Richmond, B.C. (March 23, 2005) - MDSI Mobile Data Solutions (NASDAQ:MDSI)(TSX: MMD) has appointed Peter W. Roberts, former Chief Financial Officer and Corporate Secretary of Sierra Wireless, Inc., to the Board of Directors of the Company.

Roberts joined Sierra Wireless in January 1999, and was a member of the management team that took the company public in May 1999 on the TSX. He managed the company’s follow-on financing and co-listing on NASDAQ in May 2000, and follow-on financing in November 2003. He has been involved in numerous public and private financings and acquisitions throughout his career.

Prior to joining Sierra Wireless, Roberts, who has over 20 years corporate experience, held several other senior management positions including: Executive Vice President Finance at Jim Pattison’s Overwaitea/Save-On-Foods Group, Principal Accounting Officer at the Loewen Group, and Finance Director at Service Corporation International in Europe. Roberts is a member of the Council of the Institute of Chartered Accountants of B.C. and will serve as its president in 2006. He has professional accounting designations in Canada, the US and the UK. He is also a member of the Board of Directors of Spectrum Signal Processing Inc., and is the Chair of their Audit Committee.

“Peter’s leadership as Chief Financial Officer was instrumental in Sierra Wireless’ recent success. We have tremendous opportunities ahead of us as we continue to expand our business, and we look forward to him making significant contributions at the board level,” commented Erik Dysthe, MDSI’s President, CEO and Chairman.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 325 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi.ca

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